Exhibit 99.2
McDonald's Corporation
Supplemental Information
Quarter and Nine Months Ended September 30, 2012

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation for the quarter and nine months ended September 30, 2012. This exhibit should be read in conjunction with Exhibit 99.1.
Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows, and purchasing goods and services in local currencies. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended September 30,	2012	2011	2012
Revenues	$7,152.4	$7,166.3	$(317.0)
Company-operated margins	924.0	972.2	(44.5)
Franchised margins	1,930.6	1,934.6	(84.0)
Selling, general & administrative expenses	620.9	580.9	17.1
Operating income	2,287.2	2,394.7	(111.5)
Net income	1,455.0	1,507.3	(73.9)
Earnings per share-diluted	1.43	1.45	(0.08)

			Currency Translation Benefit/ (Cost)

Nine Months Ended September 30,	2012	2011	2012
Revenues	$20,614.9	$20,183.3	$(724.9)
Company-operated margins	2,551.5	2,598.8	(99.2)
Franchised margins	5,536.5	5,374.2	(185.8)
Selling, general & administrative expenses	1,830.7	1,732.5	40.4
Operating income	6,406.8	6,409.7	(244.7)
Net income	4,068.7	4,126.5	(167.5)
Earnings per share-diluted	3.98	3.94	(0.16)
Foreign currency translation had a negative impact on consolidated operating results for the quarter and nine months primarily due to the weaker Euro, along with most other foreign currencies.
Net Income and Diluted Earnings per Share
For the quarter, net income decreased 3% (increased 1% in constant currencies) to $1,455.0 million and diluted earnings per share decreased 1% (increased 4% in constant currencies) to $1.43. Foreign currency translation had a negative impact of $0.08 per share on diluted earnings per share.
For the nine months, net income decreased 1% (increased 3% in constant currencies) to $4,068.7 million and diluted earnings per share increased 1% (5% in constant currencies) to $3.98. Foreign currency translation had a negative impact of $0.16 per share on diluted earnings per share.

For the quarter and nine months, net income and diluted earnings per share growth in constant currencies were positively impacted by franchised margin dollars and a decrease in diluted weighted average shares outstanding, partly offset by higher selling, general and administrative expenses. The quarter also benefited from a lower effective income tax rate, while the nine months were negatively impacted by a higher effective income tax rate.
During the quarter, the Company repurchased 6.7 million shares of its stock for $596.8 million, bringing total repurchases for the nine months to 24.1 million shares or $2.3 billion. In addition, the Company paid a quarterly dividend of $0.70 per share or $703.8 million, bringing the total dividends paid for the nine months to $2.1 billion. The Company also declared a fourth quarter 2012 dividend of $0.77 per share, reflecting an increase of 10%, and expects total cash returned to shareholders to be at least $5.5 billion for 2012.
Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
REVENUES
Dollars in millions

Quarters Ended September 30,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,152.6	$1,153.7	0	0
Europe	2,029.4	2,088.0	(3)	7
APMEA*	1,423.6	1,353.6	5	6
Other Countries & Corporate**	232.8	260.2	(11)	(9)
Total	$4,838.4	$4,855.5	0	4

Franchised revenues
U.S.	$1,103.9	$1,076.2	3	3
Europe	763.7	816.2	(6)	4
APMEA*	270.0	248.0	9	11
Other Countries & Corporate**	176.4	170.4	4	10
Total	$2,314.0	$2,310.8	0	5

Total revenues
U.S.	$2,256.5	$2,229.9	1	1
Europe	2,793.1	2,904.2	(4)	6
APMEA*	1,693.6	1,601.6	6	7
Other Countries & Corporate**	409.2	430.6	(5)	(2)
Total	$7,152.4	$7,166.3	0	4

Nine Months Ended September 30,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$3,394.6	$3,285.0	3	3
Europe	5,858.6	5,895.0	(1)	8
APMEA*	4,032.5	3,809.3	6	6
Other Countries & Corporate**	658.4	716.3	(8)	(6)
Total	$13,944.1	$13,705.6	2	5

Franchised revenues
U.S.	$3,206.5	$3,039.4	5	5
Europe	2,211.2	2,271.7	(3)	6
APMEA*	765.6	702.5	9	10
Other Countries & Corporate**	487.5	464.1	5	11
Total	$6,670.8	$6,477.7	3	6

Total revenues
U.S.	$6,601.1	$6,324.4	4	4
Europe	8,069.8	8,166.7	(1)	7
APMEA*	4,798.1	4,511.8	6	6
Other Countries & Corporate**	1,145.9	1,180.4	(3)	1
Total	$20,614.9	$20,183.3	2	6

*APMEA represents Asia/Pacific, Middle East and Africa.

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities.

•
Consolidated: Revenues were flat (increased 4% in constant currencies) for the quarter and increased 2% (6% in constant currencies) for the nine months. The constant currency growth was driven primarily by positive comparable sales and expansion.

•
U.S.: Revenues increased for the quarter and nine months due to positive comparable sales. Everyday value offerings, menu variety and the enhanced customer experience provided by reimaged restaurants contributed to results, despite broad competitive activity.

•
Europe: The constant currency increases in revenues for the quarter and nine months were primarily driven by strong comparable sales in Russia (which is entirely Company-operated) and the U.K., as well as expansion in Russia. France also contributed to the increase in revenues for both periods.

•
APMEA: The constant currency increases in revenues for the quarter and nine months were primarily driven by comparable sales increases in China, Australia and many other markets, as well as expansion in China.

Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix.
COMPARABLE SALES

	% Increase
	Months Ended		Quarters Ended		Nine Months Ended
	September 30, *		September 30,		September 30, **

	2012	2011	2012	2011	2012	2011
U.S.	0.7	5.0	1.2	4.4	4.4	4.0
Europe	3.0	6.9	1.8	4.9	3.4	5.5
APMEA	0.1	6.8	1.4	3.4	2.5	3.9
Other Countries & Corporate	7.9	12.4	5.5	11.4	8.5	9.9
Total	1.9	6.6	1.9	5.0	4.1	4.9

*
The number of weekdays and weekend days can impact reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from (0.2) to 2.2 in September 2012. In addition, the timing of holidays can impact comparable sales.

**
On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) increased 2.2% and 3.4% for the nine months 2012 and 2011, respectively.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES

	Month Ended		Quarter Ended		Nine Months Ended
	September 30, 2012		September 30, 2012		September 30, 2012
	% Inc	% Inc Excluding Currency Translation	% Inc/ (Dec)	% Inc Excluding Currency Translation	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	2	2	2	2	5	5
Europe	1	6	(5)	5	(2)	6
APMEA	4	5	4	6	7	7
Other Countries & Corporate	6	11	0	8	4	11
Total	2	4	0	4	3	6

FRANCHISED SALES
Dollars in millions

Quarters Ended September 30,	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	$7,985.0	$7,802.5	2	2
Europe	4,351.4	4,653.8	(6)	4
APMEA	3,551.2	3,426.9	4	6
Other Countries & Corporate	2,090.5	2,070.7	1	10
Total*	$17,978.1	$17,953.9	0	4
Nine Months Ended September 30,	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	$23,282.6	$22,081.3	5	5
Europe	12,577.9	12,934.7	(3)	6
APMEA	10,180.4	9,530.1	7	7
Other Countries & Corporate	5,935.0	5,647.7	5	13
Total*	$51,975.9	$50,193.8	4	7

*
Sales from developmental licensed restaurants or foreign affiliated markets where the Company earns a royalty based on a percent of sales were $4,032.1 million and $4,105.8 million for the quarters 2012 and 2011, respectively, and $11,586.1 million and $11,034.0 million for the nine months ended 2012 and 2011, respectively. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			% Inc/ (Dec) Excluding Currency Translation
Quarters Ended September 30,	2012	2011	2012	2011	% Inc/ (Dec)

Franchised
U.S.	84.1	84.5	$928.8	$909.6	2	2
Europe	79.7	80.1	608.8	653.6	(7)	4
APMEA	89.1	89.9	240.7	223.0	8	10
Other Countries & Corporate	86.3	87.0	152.3	148.4	3	10
Total	83.4	83.7	$1,930.6	$1,934.6	0	4
Company-operated
U.S.	19.8	21.1	$228.2	$244.0	(6)	(6)
Europe	20.4	20.9	415.0	435.5	(5)	5
APMEA	16.9	18.4	240.2	248.5	(3)	(3)
Other Countries & Corporate	17.5	17.0	40.6	44.2	(8)	(7)
Total	19.1	20.0	$924.0	$972.2	(5)	0

	Percent		Amount			% Inc/ (Dec) Excluding Currency Translation
Nine Months Ended September 30,	2012	2011	2012	2011	% Inc/ (Dec)

Franchised
U.S.	84.0	83.9	$2,692.0	$2,550.0	6	6
Europe	79.0	79.0	1,746.7	1,795.3	(3)	6
APMEA	88.8	89.4	680.0	627.8	8	9
Other Countries & Corporate	85.7	86.4	417.8	401.1	4	11
Total	83.0	83.0	$5,536.5	$5,374.2	3	6
Company-operated
U.S.	19.5	20.5	$661.1	$673.2	(2)	(2)
Europe	19.1	19.3	1,121.3	1,139.3	(2)	7
APMEA	16.3	17.6	659.2	671.8	(2)	(2)
Other Countries & Corporate	16.7	16.0	109.9	114.5	(4)	(1)
Total	18.3	19.0	$2,551.5	$2,598.8	(2)	2

•
Franchised: Franchised margin dollars decreased $4.0 million or 0% (increased 4% in constant currencies) for the quarter and increased $162.3 million or 3% (6% in constant currencies) for the nine months.

•	U.S.: The franchised margin percent decreased for the quarter and increased only modestly for the nine months as comparable sales performance was offset by higher depreciation related to reimaging.

•	Europe: The franchised margin percent decreased for the quarter and was flat for the nine months as positive comparable sales were offset by higher rent expense.

•
APMEA: While the franchised margin dollars increased for the quarter and nine months, the margin percent decreased for both periods primarily due to the 2012 change in classification of certain amounts from revenues to restaurant occupancy expenses in Australia. Although the change in classification results in a decrease to the franchised margin percentage, there is no impact on the reported franchised margin dollars.

•
Company-operated: Company-operated margin dollars decreased $48.2 million or 5% (flat in constant currencies) for the quarter and $47.3 million or 2% (increased 2% in constant currencies) for the nine months.

•	U.S.: The Company-operated margin percent for the quarter and nine months decreased as positive comparable sales were more than offset by higher commodity and labor costs.

•	Europe: Despite strong comparable sales in Russia and the U.K., the Company-operated margin percent decreased for the quarter and nine months primarily due to higher labor and commodity costs.

•
APMEA: The Company-operated margin percent for the quarter and nine months decreased as positive comparable sales were more than offset by higher labor and occupancy costs. Higher commodity costs also negatively impacted the margin percent for the nine months. In addition, acceleration of new restaurant openings in China negatively impacted the margin percent for the quarter and nine months. Similar to other markets, new restaurants in China initially open with lower margins that grow significantly over time.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Food & paper	33.8	33.7	34.1	33.7
Payroll & employee benefits	24.7	24.5	25.2	25.2
Occupancy & other operating expenses	22.4	21.8	22.4	22.1
Total expenses	80.9	80.0	81.7	81.0
Company-operated margins	19.1	20.0	18.3	19.0
Selling, General & Administrative Expenses

•
    Selling, general & administrative expenses increased 7% (10% in constant currencies) for the quarter and 6% (8% in constant currencies) for the nine months primarily due to higher employee costs, the 2012 London Olympics, and higher technology related costs. The nine months were further impacted by the 2012 Worldwide Owner/Operator Convention.

•
For the nine months, selling, general & administrative expenses as a percent of revenues increased to 8.9% for 2012 compared with 8.6% for 2011, and as a percent of Systemwide sales increased to 2.8% for 2012 compared with 2.7% for 2011.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gains on sales of restaurant businesses	$(38.6)	$(15.8)	$(79.6)	$(42.4)
Equity in earnings of unconsolidated affiliates	(37.4)	(47.1)	(111.4)	(126.9)
Asset dispositions and other (income) expense, net	16.3	0.7	35.3	4.3
Total	$(59.7)	$(62.2)	$(155.7)	$(165.0)

•	Gains on sales of restaurant businesses for the quarter and nine months increased primarily due to sales of restaurants in China to developmental licensees.

•
The decrease in equity in earnings of unconsolidated affiliates for the quarter and nine months reflects lower operating results in Japan and other markets, as well as fewer joint partnerships in the U.S.

•	Asset dispositions and other expense increased for the quarter and nine months primarily due to higher gains on unconsolidated partnership dissolutions in the U.S. in 2011.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended September 30,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
U.S.	$973.8	$986.8	(1)	(1)
Europe	848.7	917.1	(7)	3
APMEA	443.2	431.2	3	4
Other Countries & Corporate	21.5	59.6	(64)	(46)
Total	$2,287.2	$2,394.7	(4)	0
Nine Months Ended September 30,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
U.S.	$2,817.2	$2,731.8	3	3
Europe	2,355.2	2,425.8	(3)	6
APMEA	1,185.9	1,144.8	4	4
Other Countries & Corporate	48.5	107.3	(55)	(30)
Total	$6,406.8	$6,409.7	0	4

•
Consolidated: Operating income decreased 4% (flat in constant currencies) for the quarter and was flat (increased 4% in constant currencies) for the nine months. The impact of the challenging global operating and economic environment, evolving value offerings and increased costs pressured operating income for both periods.

•
U.S.: Operating results decreased for the quarter as higher franchised margin dollars were more than offset by lower Company-operated margin dollars and lower other operating income. Operating results increased for the nine months due to higher franchised margin dollars, partially offset by lower other operating income.

•
Europe: Constant currency operating results increased for the quarter and nine months driven by higher margin dollars, primarily due to stronger operating performance in Russia and the U.K. and, to a lesser extent, France. The quarter's operating results were partly offset by weaker performance in Germany. Operating results for both periods were negatively impacted by higher selling, general and administrative expenses, primarily due to the 2012 London Olympics.

•
APMEA: Constant currency operating results increased for the quarter and nine months primarily due to higher franchised margin dollars and gains on sales of restaurants in China to developmental licensees, offset by higher selling, general and administrative expenses mostly due to higher employee costs, and lower Company-operated margin dollars.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin was 31.1% and 31.8% for the nine months 2012 and 2011, respectively, as positive comparable sales were more than offset by higher restaurant expenses and planned increases in selling, general and administrative costs.
Interest Expense

•	Interest expense increased 3% for the quarter and 6% for the nine months primarily due to higher average debt balances, partly offset by lower average interest rates.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,

	2012	2011	2012	2011
Interest income	$(5.0)	$(10.3)	$(23.0)	$(27.6)
Foreign currency and hedging activity	0.8	6.5	8.4	7.6
Other (income) expense, net	9.7	11.3	23.4	35.3
Total	$5.5	$7.5	$8.8	$15.3
Income Taxes

•	The effective income tax rate was 32.4% and 33.4% for the quarters 2012 and 2011, respectively, and 32.3% and 31.6% for the nine months 2012 and 2011, respectively.

•
The 2011 effective income tax rate for the quarter reflected a non-cash deferred tax cost related to certain foreign operations. The 2011 effective income tax rate for the nine months also reflected a non-cash deferred tax benefit related to certain foreign operations.

Outlook
While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company's future results.

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2 percentage points to 2012 Systemwide sales growth (in constant currencies), most of which will be due to the 872 net traditional restaurants added in 2011.

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual diluted earnings per share by about 3-4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full year 2012, the total basket of goods cost is expected to increase 3.5-4.5% in the U.S. and 2.5-3.5% in Europe.

•
The Company expects full-year 2012 selling, general & administrative expenses to increase approximately 6% in constant currencies, driven by certain technology investments, primarily to accelerate future restaurant capabilities, and costs related to the 2012 Worldwide Owner/Operator Convention in the second quarter and the 2012 London Olympics in the third quarter. The Company expects the magnitude of the increase to be confined to 2012.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2012 to increase between 4% and 6% compared with 2011.

•
A significant part of the Company's operating income is generated outside the U.S., and about 35% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 65% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 24 cents.

•
The Company expects the effective income tax rate for the full-year 2012 to be 31% to 33%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•
The Company expects capital expenditures for 2012 to be approximately $2.9 billion. About half of this amount will be used to open new restaurants. The Company expects to open more than 1,300 restaurants including about 450 restaurants in affiliated and developmental licensee markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of about 900 restaurants. The remaining capital will be used for reinvestment in existing restaurants. Nearly half of this reinvestment will be used to reimage more than 2,400 locations worldwide, some of which will require no capital investment from the Company.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At September 30,	2012	2011	Inc/ (Dec)
U.S.*	14,107	14,067	40

Europe
Germany*	1,427	1,404	23
France	1,248	1,216	32
United Kingdom	1,205	1,199	6
Italy	449	419	30
Spain	441	423	18
Russia	328	279	49
Other	2,184	2,129	55
Total Europe	7,282	7,069	213

APMEA
Japan*	3,299	3,282	17
China	1,596	1,397	199
Australia	879	846	33
Taiwan	376	352	24
Other	3,044	2,790	254
Total APMEA	9,194	8,667	527

Other Countries & Corporate
Canada*	1,414	1,435	(21)
Brazil	691	627	64
Other	1,322	1,279	43
Total Other Countries & Corporate	3,427	3,341	86

Systemwide restaurants	34,010	33,144	866

Countries	119	119	—
* Reflected the following satellites: At September 30, 2012 - U.S. 1,005, Germany 182, Japan 873, Canada 439; At September 30, 2011 - U.S. 1,092, Germany 177, Japan 912, Canada 463.

SYSTEMWIDE RESTAURANTS BY TYPE

At September 30,	2012	2011	Inc/ (Dec)
U.S.
Conventional franchised	12,568	12,508	60
Company-operated	1,539	1,559	(20)
Total U.S.	14,107	14,067	40

Europe
Conventional franchised	5,051	4,889	162
Developmental licensed	220	207	13
Total Franchised	5,271	5,096	175
Company-operated	2,011	1,973	38
Total Europe	7,282	7,069	213

APMEA
Conventional franchised	890	821	69
Developmental licensed	1,949	1,734	215
Foreign affiliated	3,654	3,581	73
Total Franchised	6,493	6,136	357
Company-operated	2,701	2,531	170
Total APMEA	9,194	8,667	527

Other Countries & Corporate
Conventional franchised	1,164	1,149	15
Developmental licensed	1,974	1,862	112
Total Franchised	3,138	3,011	127
Company-operated	289	330	(41)
Total Other Countries & Corporate	3,427	3,341	86

Systemwide
Conventional franchised	19,673	19,367	306
Developmental licensed	4,143	3,803	340
Foreign affiliated	3,654	3,581	73
Total Franchised	27,470	26,751	719
Company-operated	6,540	6,393	147
Total Systemwide	34,010	33,144	866

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information on this report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.
Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is whether we can remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our global operating environment. The IEO segment of the restaurant industry, although largely mature in our major markets, is highly fragmented and competitive. The IEO segment has been flat or contracting in many of our markets, including some of our major markets, due to unfavorable global economic conditions, and this environment is expected to continue. Persistently high unemployment rates in many of these markets, and declining economic growth rates or recessionary conditions in some of them, have also increased consumer focus on value and heightened pricing sensitivity. Combined with pressure on labor and occupancy costs and volatility in commodity prices, as well as aggressive competitive activity, these circumstances affect restaurant sales and are expected to continue to pressure margins during 2012 in all of our geographic segments. We have the added challenge of the cultural, economic and regulatory differences that exist within and among the more than 100 countries where we operate. Initiatives we undertake may not have universal appeal among different segments of our customer base and can drive unanticipated changes in guest counts and customer perceptions. Our operations, plans and results are also affected by regulatory and similar initiatives around the world, notably the focus on nutritional content and the production, processing and preparation of food “from field to front counter,” as well as industry marketing practices.
These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.
Our ability to remain a relevant and trusted brand and to increase sales and profits depends largely on how well we execute the Plan to Win.
The Plan to Win addresses the key drivers of our business and results-people, products, place, price and promotion. The quality of our execution depends mainly on the following:

•
Our ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive popular perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us;

•
The risks associated with our franchise business model, including whether our franchisees and developmental licensees will have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited by law or otherwise, costly to exercise or subject to litigation;

•
Our ability to drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours, and to motivate our restaurant personnel and our franchisees to achieve consistency and high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

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The success of our tiered approach to menu offerings and our ability to introduce new offerings, as well as the impact of our competitors' actions, including in response to our menu changes, and our ability to continue robust menu development and manage the complexity of our restaurant operations;

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Our ability to differentiate the McDonald's experience in a way that balances consumer value with margin levels, particularly in markets where pricing or cost pressures are significant or have been exacerbated by the current challenging economic and operating environment;

•	The impact of pricing, marketing and promotional plans on sales and margins and our ability to adjust these plans to respond quickly to changing economic and heightened competitive conditions;

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Whether we can complete our restaurant reimaging and rebuilding plans as and when projected and whether we are able to identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants, as well as sales and profitability targets;

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The costs and risks associated with our increasing reliance on a limited number of information systems (e.g., point-of-sale and other in-store systems or platforms) we make available to franchisees along with related services, including the risk that we will not realize fully the benefits of the significant investments we are making; the potential for system failures, programming errors, security breaches involving our systems or those of third-party system operators; legal and tax risks associated with providing these services to franchisees, including those relating to data protection and management; and litigation risk involving intellectual property rights or our rights and obligations to others under related contractual arrangements;

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The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires trust and confidence;

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Our ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our products (including their nutritional content and preparation), promotions and premiums, such as Happy Meals (collectively, our products), how we source the commodities we use, and our ability to manage the potential impact on McDonald's of food-borne illnesses or product safety issues;

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The impact of campaigns by non-governmental organizations and other activists or the use of social media and other mobile communications and applications to promote adverse perceptions of our operations or those of our suppliers, or to promote or threaten boycotts or other actions involving us or our suppliers, with significantly greater speed and scope than traditional media outlets;

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The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us directly or adversely affect vendors, franchisees and others that are also part of the McDonald's System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified personnel to manage our operations and growth; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.
Our results and financial condition are affected by global and local market conditions, and the prolonged challenging economic environment can be expected to continue to pressure our results.
Our results of operations are substantially affected by economic conditions, both globally and in local markets, and conditions can also vary substantially by market. The current global environment has been characterized by persistently weak economies, high unemployment rates, inflationary pressures and volatility in financial markets. Many major economies, both advanced and developing, are also facing significant economic issues. These include, in the U.S., concerns about the federal deficit and the expected adverse effects of the automatic spending cuts and increased income tax rates, which become effective in 2013 absent further legislation. The Eurozone debt crisis is ongoing and continues to depress consumer and business confidence and spending in many markets. Important markets in Asia, which have been key drivers of global growth, have been experiencing declining growth rates, in part due to the economic situation in Europe. Uncertainty about the long-term investment environment could further depress capital investment and economic activity.
These conditions are adversely affecting sales and/or guest counts in many of our markets, including some of our major markets. To mitigate their impact, we have intensified our focus on value as a driver of guest counts through menu, pricing and promotional actions. These actions have adversely affected our margin percent, and margins will remain under pressure. The key factors that can affect our operations, plans and results in this environment are the following:

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Whether our strategies will be effective in enabling the continued market share gains that we have included in our plans, while at the same time enabling us to achieve our targeted operating income growth despite the current adverse economic conditions, resurgent competitors and a more costly and competitive advertising environment;

•	The effectiveness of our supply chain management to assure reliable and sufficient product supply on favorable terms;

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The impact on consumer disposable income levels and spending habits of governmental actions to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers;

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The impact on restaurant sales and margins of ongoing commodity price volatility (including beef and gasoline), and the effectiveness of pricing, hedging and other actions taken to address this environment;

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The impact on our margins of labor costs given our labor-intensive business model, the long-term trend toward higher wages and social expenses in both mature and developing markets and any potential impact of union organizing efforts;

•	The impact of foreign exchange and interest rates on our financial condition and results;

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The impact of an exit from the Eurozone by any of the EU Member States, which could entail disruption to business as the existing Member State establishes a new currency, risks to supply chain as suppliers address challenges associated with redenomination, contractual disputes over the proper payment currency, risks to repatriation of funds if capital controls are implemented, and increased foreign exchange risk;

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The challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings;

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The increasing focus on workplace practices and conditions, which may drive changes in practices or in the general commercial and regulatory environment that affect perceptions of our business or our cost of doing business; and

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The impact of changes in our debt levels on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants.

Increasing legal and regulatory complexity will continue to affect our operations and results in material ways.
Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings;

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The impact of new, potential or changing regulation that can affect our business plans, such as those relating to product packaging, marketing and the nutritional content and safety of our food and other products, as well as the risks and costs of our labeling and other disclosure practices, particularly given varying legal requirements and practices for testing and disclosure within our industry, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers;

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The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation, including taxation, in ways that could be material to our business;

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The impact of litigation trends, particularly in our major markets, including class actions, labor, employment and personal injury claims, franchisee litigation, landlord/tenant disputes and intellectual property claims (including often aggressive or opportunistic attempts to enforce patents used in information technology systems); the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and the scope and terms of insurance or indemnification protections that we may have;

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices;

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The risks and costs to us, our franchisees and our supply chain of the effects of climate change, as well as of increased focus by U.S. and overseas governmental and non-governmental organizations on environmental sustainability matters (e.g., climate change, land use, energy and water resources, packaging and waste, and animal health and welfare) and the increased pressure to make commitments or set targets and take actions to meet them, which could expose the Company to market, operational and execution costs or risks, particularly when actions are undertaken Systemwide;

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The increasing costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including regulations relating to wage and hour practices, workplace conditions, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs or government-mandated closure of our or our vendors' operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The legal and compliance risks and costs associated with privacy, consumer data protection and similar laws, particularly as they apply to children, the potential costs (including the loss of consumer confidence) arising from alleged security breaches of our information systems, and the risk of criminal penalties or civil liability to consumers, employees or franchisees whose data is alleged to have been collected or used inappropriately; and

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The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or related authoritative interpretations), particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere, and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The continuing unfavorable global economic and volatile market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•	Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can reflect market commentary (including commentary that may be unreliable or incomplete in some cases) or expectations about our business, our creditworthiness or investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald's may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.